Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Palo Alto, CA — August 9, 2012 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the second quarter ended June 30, 2012.

“Our Phase 3 trials of tavaborole in onychomycosis are progressing well, and we expect to announce top-line results from the first of these trials in January 2013 and from the second trial approximately six weeks later,” said David Perry, CEO of Anacor Pharmaceuticals. “Clinical development of AN2728 in atopic dermatitis also remains on track.  We have initiated two Phase 2 clinical studies in adolescents — a safety, pharmacokinetics and efficacy study and a dose-ranging study — and expect to have top-line data from the first of these trials around the end of 2012.”

Second Quarter 2012 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  Two Phase 3 trials of tavaborole in onychomycosis are ongoing.  Both are double-blind, vehicle-controlled trials with approximately 600 patients each, randomized two-to-one between tavaborole and vehicle, with once-daily dosing for 48 weeks. The first trial completed enrollment in November 2011 and the second completed enrollment in December 2011.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets including approximately 10% - 20% of infants and young children.  Psoriasis is a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide.

•                  We have initiated the following Phase 2 studies of AN2728 in adolescents (ages 12 -17) with atopic dermatitis:

1.               An open-label study of the safety, pharmacokinetics (PK) and efficacy of AN2728, ointment, 2% when applied twice daily for up to 28 days.  The primary outcome measure will be an assessment of safety and tolerability.  Secondary outcome measures will include a PK profile and achievement of treatment success.

2.               A randomized, double-blind, bilateral dose-ranging study of AN2728 ointment, 2% and 0.5% applied once daily or twice daily for up to 29 days.  The purpose of this trial is to determine the optimal dosing concentration and frequency for Phase 3 studies.  Secondary outcome measures will include safety and tolerability.

Anticipated Milestones in 2012 and 2013

•                  Tavaborole in onychomycosis

•                  We expect to announce top-line data from the first Phase 3 trial of tavaborole in January 2013 and from the second Phase 3 trial approximately six weeks later.

•                  We expect to file a New Drug Application, or NDA, for tavaborole in the first half of 2013.

•                  AN2728 in atopic dermatitis

•                  We expect data from the Phase 2 safety, PK and efficacy study in adolescents near the end of 2012 and the Phase 2 dose-ranging study in adolescents in early 2013.

•                  We expect to initiate a Phase 2 safety, PK and efficacy study in children (ages 2 to 11) shortly after completing the Phase 2 safety, PK and efficacy study in adolescents.

•                  We expect to initiate a Phase 3 trial in atopic dermatitis in mid-2013, subject to the results of our Phase 2 studies.

•                  GSK ‘052

•                  We expect to announce an update on GSK ‘052 development plans later this year.

Selected Second Quarter 2012 Financial Results

Revenues for the quarter ended June 30, 2012 were $2.6 million, compared to $2.9 million for the comparable period in 2011. The decrease in revenues was primarily due to lower revenue recognized from our neglected diseases programs and our research and development agreement with GSK.

Research and development expenses were $14.1 million for the second quarter of 2012, compared to $15.5 million for the same quarter in 2011. The decrease was primarily due to more costly AN2728 clinical activity in the second quarter of 2011 when we were conducting a Phase 2 trial in psoriasis as compared to the second quarter of 2012 during which AN2728-related clinical activity consisted of planning for the Phase 2 trials in atopic dermatitis, which have since been initiated.

General and administrative expenses for the second quarter of 2012 were $2.7 million, compared to $2.4 million for the comparable period in 2011. The increase for the second quarter of 2012 as compared to the same period in 2011 resulted primarily from market research and other pre-commercialization activities for tavaborole.

Cash, cash equivalents and short-term investments totaled $41.0 million at June 30, 2012.

2012 Financial Outlook

We project cash, cash equivalents and short-term investments to be at least $25 million at year-end 2012, which we believe will be sufficient to meet our anticipated operating requirements until we receive top-line data from our two Phase 3 trials of tavaborole in onychomycosis.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the Company’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.   The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the Company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered seven compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds - tavaborole, a topical antifungal for the treatment of onychomycosis and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered two other clinical product candidates, AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively.  The Company has also discovered three compounds that it has out-licensed for further development - GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which is licensed to GlaxoSmithKline; AN8194, which is licensed to Eli Lilly and Company for an animal health indication; and AN5568, which is licensed to the Drugs for Neglected Diseases initiative for sleeping sickness.  In addition, Anacor has a research and development agreement with Medicis Pharmaceuticals to discover and develop boron-based small molecule compounds directed against a target for the potential treatment of acne. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to patient accrual, execution on clinical plans and timing of data availability and NDA filing for tavaborole; the potential for success of tavaborole and our AN2728 compound, the size of the markets in onychomycosis, atopic dermatitis and psoriasis; the timing of any announcement of the next steps for the GSK ‘052 development program; 2012 financial projections and year-end cash balance; and other matters that are described in Anacor’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,562	$2,857	$4,979	$5,066
Total revenues	2,562	2,857	4,979	5,066

Operating expenses:
Research and development (1)	14,100	15,473	26,768	28,162
General and administrative (1)	2,671	2,353	6,101	4,979
Total operating expenses	16,771	17,826	32,869	33,141

Loss from operations	(14,209)	(14,969)	(27,890)	(28,075)
Interest income	19	44	40	95
Interest expense	(638)	(351)	(1,292)	(680)
Loss on early extinguishment of debt	—	—	—	(313)
Other expense	(12)	(19)	(25)	(19)

Net loss	$(14,840)	$(15,295)	$(29,167)	$(28,992)

Net loss per common share – basic and diluted	$(0.47)	$(0.54)	$(0.95)	$(1.03)
Weighted-average number of common shares used in calculating net loss per common share – basic and diluted	31,504,723	28,067,181	30,706,036	28,033,724

(1)          Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$510	$673	$988	$1,134
General and administrative expenses	390	485	870	715

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2012	2011 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$40,972	$50,682
Total assets	46,350	55,789
Notes payable	16,886	17,313
Accumulated deficit	(188,291)	(159,124)
Total stockholders’ equity	6,751	13,899

(1)  Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:

Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575